EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Skagit State Bancorp, Inc.

Burlington, Washington

We consent to the incorporation by reference in the Registration Statement (No. 333-138665) on Form S-8 of our report dated March 22, 2010, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Skagit State Bancorp, Inc. and Subsidiary for the year ended December 31, 2009.

Bellingham, Washington

March 22, 2010